UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): December 15, 2006

AMERICAN TECHNOLOGY CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	000-24248	87-0361799
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

15378 Avenue of Science, Ste 100, San Diego, California	92128
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (858) 676-1112

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02 Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review

(a) On December 8, 2006, American Technology Corporation (the “Company”) announced that its Audit Committee was conducting a voluntary review of its historical stock option and stock grants for the fiscal years ended September 30, 1998 to September 30, 2006. The Audit Committee is being assisted by outside legal counsel and accounting experts. As of December 8, 2006, the Audit Committee had reached a preliminary conclusion that actual measurement dates for financial accounting purposes of certain stock option grants issued in the past likely differ from the recorded grant dates of such awards. The Company also announced that the review had not yet been completed.

Although the review is ongoing, the Company’s Board of Directors, with the concurrence of the Audit Committee, have now determined that, pursuant to the requirements of Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (APB 25), the actual measurement dates for financial accounting purposes of certain stock options granted primarily during fiscal years 1998 to 2003 differ from the recorded grant dates of such awards. Consequently, new measurement dates for financial accounting purposes will apply to the affected awards, which will result in additional and material non-cash stock-based compensation expense. The Company is also evaluating the income and payroll tax effects of certain stock awards, and of stock option awards determined to have been granted with exercise prices below fair market value on the measurement date, and additional compensation expense and accrued liabilities may result from such analysis. While the review is ongoing, the information the Company has reviewed to date does not indicate misconduct or fraud by any member of the Company’s current or former management.

Accordingly, on December 15, 2006, the Company’s Audit Committee determined that the Company should restate its previously issued financial statements for fiscal years ended September 30, 2005, 2004 and 2003, including 2002 and 2001 data. The estimated adjustments are subject to the completion of the review by the Audit Committee, and further audit procedures by the Company’s current independent registered public accounting firm, Swenson Advisors, LLP, and its former independent registered public accounting firm, BDO Seidman, LLP, before any adjustments are finalized. Upon the completion and audit of the restated financial statements, the Company intends to include the restated financial statements for the 2005 and 2004 fiscal years in its Form 10-K for the fiscal year ended September 30, 2006, to be filed with the Securities and Exchange Commission. Accordingly, the Company’s financial statements and the related reports of Swenson Advisors, LLP and BDO Seidman, LLP, and all related earnings press releases and communications relating to fiscal years 2005, 2004 and 2003, including 2002 and 2001 data, the Quarterly Reports on Form 10-Q filed with respect to each of these fiscal years and the financial statements included in the Company’s Quarterly Reports on Form 10-Q for the interim periods of fiscal year 2006, should not be relied upon. The Audit Committee and authorized officers have discussed the matters disclosed in this report with Swenson Advisors, LLP, and authorized officers of the Company have discussed these matters with BDO Seidman, LLP.

Because the Audit Committee’s review is ongoing, the Company has not determined the aggregate amount of additional stock-based compensation expense, nor has it determined the amount of such expense to be recorded in any specific prior period or in any future period, nor has it determined the tax consequences that may result from these adjustments.

The Company also expects that expenses arising from the Audit Committee’s review, the restatement of financial statements and related activities, which will be recorded in the periods incurred, will be significant.

Additionally, the Company is evaluating Management’s Report on Internal Controls Over Financial Reporting set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2006. Although the Company has not yet completed its analysis of the impact of this situation on its internal control over financial reporting, the Company has determined that it is likely that it had a material weakness in internal control over financial reporting as of September 30, 2006 associated with the matters revealed in the review of historical stock option and stock grants. The Company also expects management to conclude that one previously reported material weakness, Inventory Valuation, continued to exist at September 30, 2006. A material weakness is a control deficiency, or a combination of control deficiencies, that results in more than a remote likelihood that a material misstatement of the annual or interim financials will not be prevented or detected. The Company therefore expects to receive an adverse opinion on internal control over financial reporting from Swenson Advisors, LLP.

Item 7.01. Regulation FD Disclosure

The Company issued a press release on December 20, 2006 announcing certain of the matters discussed in Item 4.02 above. A copy of the press release is attached hereto as Exhibit 99.1.

In accordance with General Instruction B.2 of Form 8-K, the information in this Item 7.01, including Exhibit 99.1, shall not be deemed ‘filed’ for purposes of Section 18 of the Securities Exchange Act of 1934, or otherwise subject to the liability of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, or the Exchange Act, except as expressly set forth by specific reference in such a filing.

Item 9.01. Financial Statements and Exhibits

(d)	Exhibits.

Exhibit Number	Description of Exhibit

99.1	Press Release, dated December 20, 2006, issued by American Technology Corporation.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN TECHNOLOGY CORPORATION

Date: December 20, 2006	/s/ Thomas R. Brown
Thomas R. Brown Chief Executive Officer, President and Interim Chief Financial Officer